Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 (this “Amendment”) dated as of April 7, 2021 amends the Agreement and Plan of Merger, dated as of October 7, 2020, as amended by that certain Amendment No. 1, dated as of March 5, 2021 (including all schedules, exhibits and annexes thereto (including the Company Disclosure Letter and the Parent Disclosure Letter (each, as defined therein)), the “Agreement”), by and among Stable Road Acquisition Corp., a Delaware corporation (“Parent”), Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“First Merger Sub”), Project Marvel Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Second Merger Sub”) and Momentus Inc., a Delaware corporation (the “Company”). Capitalized terms used and not defined herein but defined in the Agreement shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as set forth herein; and

WHEREAS, pursuant to Section 11.12 of the Agreement, an amendment of the Agreement may be effected by a written instrument executed and delivered by Parent, First Merger Sub, Second Merger Sub and the Company.

NOW, THEREFORE, in consideration of the premises of this Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, First Merger Sub, Second Merger Sub and the Company, intending to be legally bound, agree as follows:

1.              Extension of Outside Date. Section 9.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“by either Parent or the Company if the Transactions shall not have been consummated by (i) June 7, 2021 (if the stockholders of Parent approve amendments to Sections 9.1(b), 9.2(d) and 9.7 of Parent’s Amended and Restated Certificate of Incorporation, dated November 7, 2019, on or before May 13, 2021) and (ii) May 14, 2021 (if the stockholders of Parent do not approve and adopt amendments to Sections 9.1(b), 9.2(d) and 9.7 of Parent’s Amended and Restated Certificate of Incorporation, dated November 7, 2019, on or before May 13, 2021) (the date described by the foregoing clause (a) or (b) as applicable, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;”

2.              Miscellaneous. The Agreement is amended only as expressly provided in this Amendment and shall otherwise remain in full force and effect. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement in the Agreement or in any other agreements, documents, or instruments executed or delivered pursuant to, or in connection with, the Agreement, shall be deemed a reference to the Agreement as amended hereby. All references in the Agreement to the “date hereof” or the “date of this Agreement” shall refer to October 7, 2020. Without limiting any other provision of this Amendment, the parties hereto agree that the provisions of Article XI of the Agreement, as applicable, are incorporated herein by reference, mutatis mutandis.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed as of the day and year first above written.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PARENT:

STABLE ROAD ACQUISITION CORP.

By:	/s/ Brian Kabot
Name: Title:	Brian Kabot Chief Executive Officer

FIRST MERGER SUB:

Project Marvel First Merger Sub, Inc.

By:	/s/ Brian Kabot
Name: Title:	Brian Kabot President and Chief Executive Officer

SECOND MERGER SUB:

Project Marvel SECOND Merger Sub, LLC

By:	/s/ Brian Kabot
Name: Title:	Brian Kabot President and Chief Executive Officer

COMPANY:

MOMENTUS INC.

By:	/s/ Dawn Harms
Name: Title:	Dawn Harms CEO